Exhibit 8.2

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS AUSTIN HANOI HO CHI MINH CITY	FIRM and AFFILIATE OFFICES www.duanemorris.com	SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR ALLIANCES IN MEXICO AND SRI LANKA

June 2, 2021

First Choice Bancorp 17785 Center Court Drive N., Suite 750 Cerritos, CA 90703

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of April 26, 2021 (the “Merger Agreement”) by and among Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”), Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Enterprise (“EB&T”), First Choice Bancorp, a California corporation (“First Choice”), and First Choice Bank, a California chartered commercial bank and wholly-owned subsidiary of First Choice (“First Choice Bank”), First Choice will merge with and into Enterprise with Enterprise surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

We have acted as counsel to First Choice in connection with the Merger. We are providing certain opinions regarding the material United States federal income tax consequences of the Merger pursuant to Section 6.01(e) of the Merger Agreement. Immediately following the Merger, or as promptly as practicable thereafter, First Choice Bank will be merged with and into EB&T upon the terms and with the effect set forth in the Plan of Bank Merger (the “Bank Merger”). This opinion does not address the United States federal income tax consequences of the Bank Merger, but we have taken the Bank Merger into account in rendering our opinions with respect to the United States federal income tax consequences of the Merger set forth below and affirm that consummation of the Bank Merger would not alter such opinions. For the purpose of rendering our opinions, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Merger Agreement;

2.	The registration statement of Enterprise on Form S-4, filed on May 18, 2021 with the Securities and Exchange Commission (the “SEC”), with respect to the Enterprise Common Stock to be issued to the common stockholders of First Choice in connection with the Merger (the “Registration Statement”), and the proxy statement/prospectus of First Choice and Enterprise, respectively, included in the Registration Statement (the “Proxy Statement/ Prospectus”);

Duane Morris llp
865 South Figueroa STREET, SUITE 3100 LOS ANGELES, CA 90017-5450	PHONE: +1 213 689 7400 FAX: +1 213 689 7401

June 2, 2021

3.	The representations made to us by Enterprise in its letter to us dated June 2, 2021;

4.	The representations made to us by First Choice in its letter to us dated June 2, 2021; and

5.	Such instruments and documents related to the formation, organization and operation of Enterprise and First Choice and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of this opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of the statements and representations contained in the Documents, (vi) that the covenants and warranties set forth in the Documents will be complied with, (vii) that the Merger will be effective under applicable state law, and (viii) any representation or statement made in any Document “to the knowledge of” or similarly qualified is correct without such qualification.

Subject to the foregoing and any other assumptions, limitations, exceptions and qualifications specified herein and in the Proxy Statement/Prospectus, that constitutes part of the Registration Statement, under “Material United States Federal Income Tax Considerations”, (i) it is our opinion that for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and each of Enterprise and First Choice will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, and (ii) we confirm that the discussion contained under “Material United States Federal Income Tax Considerations” in the Registration Statement, insofar as such discussion constitutes statements of United States federal income tax law, constitutes our opinion on the material U.S. federal income tax consequences of the Merger. The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinions expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinions expressed herein are based upon the Code, the Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof. They represent our best legal judgment as to the matters addressed herein, but are not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

June 2, 2021

We are furnishing this opinion to you solely in connection with the transactions contemplated by the Merger Agreement, and this opinion is not to be relied upon for any other purpose or by any other person or entity without our prior written consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely yours

/s/ Duane Morris LLP

DUANE MORRIS LLP